Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2014
For more information contact:
Scott Estes (419) 247-2800
Jay Morgan (419) 247-2800

HEALTH CARE REIT, INC. ANNOUNCES CLOSING OF EXPANDED

$3.23 BILLION UNSECURED CREDIT FACILITY

Toledo, Ohio, July 28, 2014… Health Care REIT, Inc. (NYSE:HCN) announced today that it has closed an approximate $3.23 billion unsecured credit facility consisting of a $2.5 billion revolver, a $500 million term loan and a CAD 250 million ($232.9 million at exchange rates as of July 18, 2014) term loan. The facility replaces the company’s existing credit facilities of approximately $2.98 billion.

The facility matures October 31, 2018, and can be extended for an additional year at the company’s option. Based on the company’s current credit ratings, the revolver bears interest at LIBOR plus 105 basis points and has an annual facility fee of 20 basis points. The term loans bear interest at LIBOR and CDOR for the USD and CAD loans, respectively, plus 115 basis points. HCN has an option to upsize the facility by up to an additional $1.0 billion through an accordion feature, allowing for a total credit facility of up to $4.23 billion. The facility also allows the company to borrow up to $500 million in alternate currencies.

“Along with our recent equity offering, this transaction demonstrates the excellent relationships we have with our capital partners. We enjoyed very strong demand from 28 financial institutions with approximately $4.5 billion in aggregate commitments,” said Tom DeRosa, HCN’s Chief Executive Officer. “The pricing of this facility provides us with a more than 15 basis point overall savings versus our previous facility. The expanded capacity and new 5-year term further enhances our strong financial flexibility and highlights HCN’s unparalleled access to capital.”

The company intends to use proceeds from the credit facility to fund announced investment activity and for general corporate purposes including investing in health care and seniors housing properties.

The credit facility was arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as the Joint Book Runners. Bank of America, N.A. and JPMorgan Chase Bank, N.A. were the Co-Syndication Agents. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. and Deutsche Bank Securities Inc. were the U.S. Joint Lead Arrangers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and RBC Capital Markets were the Canadian Joint Lead Arrangers. KeyBank National Association was the Administrative Agent. Deutsche Bank Securities Inc. served as the Documentation Agent.

About HCN

HCN, an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of seniors housing and health care real estate. The company also provides an extensive array of property management and development services. As of March 31, 2014, the company’s broadly diversified portfolio consisted of 1,212 properties in 46 states, the United Kingdom, and Canada.

Forward-Looking Statements

This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the company’s actual results to differ materially from the company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, those factors discussed in the company’s reports filed from time to time with the Securities and Exchange Commission. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

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